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                                                                    EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         CENTRAL ILLINOIS BANCORP., INC.

         Article One: The corporation was incorporated on November 26, 1985 as SIDNEY BANCORPORATION, INC. On November 24, 1987, the corporation changed its name to CENTRAL ILLINOIS BANCORP., INC. Effective upon the filing of these amended and restated Articles of Incorporation, the name of the corporation is changed to CENTRAL ILLINOIS BANCORP, INC.

         Article Two:      Registered Agent:      Steven T. Klitzing
                           Registered Office:     Central Illinois Bank
                                                  219 South David Street
                                                  Sidney, Illinois 61877


         Article Three:  The duration of the corporation is perpetual.

         Article Four: Purpose or purposes for which the corporation is organized:

                  To engage in any lawful acts or activities for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended.

         Article Five:  Authorized Shares

                  Paragraph 1: The number of shares which the corporation is authorized to issue, itemized by class, series and par value, if any, is:

                                    Par Value          Number of Shares
         Class     Series           Per Share          Authorized
         Common    None             $1.00              50,000,000

                  Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

                           Pursuant to Section 7.40 (b) of the Illinois Business
                  Corporation Act of 1983, as amended (the "Act"), cumulative voting rights are hereby eliminated in all circumstances.

                           Pursuant to Section 2.10 (b) (2)(v) of the Act, any
                  provisions of the Act that require for approval of corporate action a two-thirds vote of the shareholders shall be superseded by these Articles of Incorporation to



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                   require the vote of the holders of a majority of the
                   outstanding shares of each class entitled to vote as a class on the matter.

         Article Six:      Number of Shares Issued and Outstanding and the
Amount of Paid-In Capital.

                  The number of shares issued and outstanding is 90,735 common shares, par value $1.00 per share. The paid-in capital is $86,331,307.

         Article Seven. Other Provisions.

                  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983 (the "Act"), as it now exists or as it may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended to authorize the further elimination or limitation of the liability of directors, then in addition to the limitation on personal liability provided above, the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Act as amended. Any repeal or modification of this article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of the repeal or modification.





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